Attachment 77K
Changes in Registrants Certifying Accountant

On September 11, 2015, the Registrants Audit Committee selected and appointed, and the Board of Trustees ("Board") ratified, the appointment of KPMG, LLP ("KPMG") to serve as the Registrants independent registered public accounting firm for the Registrants fiscal year ending June 30, 2016, replacing PricewaterhouseCoopers LLP ("PwC"). On
September 25, 2015, the Registrants Audit Committee informed PwC that it was dismissed as the Registrants independent registered public accounting firm.

With respect to the Registrants fiscal years ended
June 30, 2014 and June 30, 2015 and through October 8, 2015, neither the Registrant, nor anyone on its behalf, consulted with KPMG on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrants financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304). During the two years ended June 30, 2014 and June 30, 2015 and through September 25, 2015, there were no: (i) disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in its reports on the Registrants financial statements for such years; and (ii) "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K.

PwCs reports on the Registrants financial statements for the fiscal years ended June 30, 2014 and June 30, 2015 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The Registrant has requested that PwC furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter is filed as an Exhibit to this Form N-SAR.